Exhibit 10.3

EXECUTIVE STEERING COMMITTEE ADVISOR
CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), effective as of February 15, 2021 (the “Effective Date”), is by and between

BioCardia, Inc., with offices located at 125 Shoreway Road, Suite B, San Carlos, California 94070 (“SPONSOR”)

and

Dr. Eric Duckers (“CONSULTANT”).

Background

WHEREAS, the SPONSOR is evaluating an investigational device called the CardiAMP System (“Study Device”) for use in patients with post myocardial infarction heart failure in a study in accordance with the Protocol entitled: “Randomized Controlled Pivotal Trial of Autologous Bone Marrow Cells Using the CardiAMP System in Patients with Post Myocardial Infarction Heart Failure,”, as may be amended from time to time, referred to as the CardiAMP Heart Failure Trial, which is incorporated herein by reference as part of this Agreement and the terms and conditions contained herein collectively (“Study”) on its behalf;

WHEREAS, SPONSOR, desires to Consultant to perform the Consulting Services (as defined below) as an advisor to the Executive Steering Committee (hereinafter “Steering Committee advisor”) in order to obtain the benefit and unique experience and ability of the Consultant in the Study and Consultant desires to perform such Consulting Services for the Study; and

Agreement

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SPONSOR and Consultant, intending to be legally bound, agree as follows:

1.	Definitions

Unless otherwise specifically provided in this Agreement, the following terms shall have the following meanings:

1.1

“Applicable Laws” shall mean all laws, ordinances, rules and regulations of any regulatory authority or any other state, local or federal governmental authority that apply to the conduct of the Study, the protection of the rights, safety and welfare of human subjects, the control of new devices under investigation, or the activities contemplated hereunder, including but not limited to: (i) the United States Federal Food, Drug and Cosmetic Act (“FDCA”); (ii) regulations and guidelines of the United States Food and Drug Administration (“FDA”), including but not limited to those set forth in the Unites States Code of Federal Regulation (“C.F.R.”); (iii) Good Clinical Practices, as set forth in 21 C.F.R. Parts 50 and 56 and the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use Guidelines; and (iv) all applicable privacy laws, rules and regulations (collectively “Privacy Laws”), including the United States Department of Health and Human Services privacy rules under the Health Insurance Portability and Accountability Act of 1996 45 C.F.R. Parts 160 and 164, as amended and including its implementing regulations (collectively “HIPAA”); and (v) laws and regulations governing payments, remuneration, and referrals to and from healthcare providers, disclosure thereof, and export, including, but not limited to the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.), the Stark Law (42 U.S.C. §§ 1395nn, et seq.), the Anti-Kickback Statute (42 U.S.C. §§ 1320a-7b(b), et seq.), and the Patient Protection and Affordable Care Act (42 U.S.C. § 1320a-7h).

1.2

“Confidential Information” means all confidential, proprietary, or trade secret information, property or material of SPONSOR and any derivatives, portions or copies thereof, including, without limitation, information resulting from or in any way related to the Consulting Services provided, the business practices, plans or relationships of SPONSOR and any other information or material that SPONSOR designates as Confidential Information. Confidential Information includes, without limitation, all information received from or on behalf of Sponsor, or the Study sites or personnel involved in the Study, or created, generated or developed in connection with the Study, the Consulting Services hereunder, or using or incorporating other Confidential Information, including the terms of this Agreement, investigator’s brochure, Protocol, Manual of Operations, the identity and characteristics of the Study Devices (and all information relating thereto), Inventions (as defined below), Study records, reports, data, newsletters, safety reports and analysis, and any information about the subjects participating in the Study, including personal health information, and medical records and reports.

1.3	“Consulting Services” means the services set forth in Schedule 1, with such modifications to Schedule 1 as SPONSOR may reasonably request from time to time.

1.4	“Parties” means SPONSOR and Consultant and “Party” shall mean either of SPONSOR or Consultant.

1.5

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

1.5	“Term” means the period beginning on the Effective Date and continuing until completion of Consulting Services unless earlier terminated in accordance with Section 10 of the Agreement.

2	Scope of Consulting Services

SPONSOR hereby engages the Consultant, and the Consultant hereby agrees to provide the Consulting Services as set out in Schedule 1 to this Agreement. The Consultant shall furnish, at the Consultant’s own expense (subject to Section 3), any and all materials, equipment, services or supplies necessary or useful to successfully complete the Consulting Services. The Consultant shall use his or her best efforts to successfully complete the Consulting Services and shall perform such Consulting Services to the highest professional standards and in compliance with all Applicable Laws, the Study Protocol, and this Agreement. The Parties agree that completion of the Consulting Services within the agreed-upon time period is an essential term of this Agreement.

BioCardia CardiAMP Study Steering Committee Consulting Agr Dr. Eric Duckers

3.	Compensation and Out-of-Pocket Expenses

3.1	Payments

3.1.1	SPONSOR agrees to provide payments to the Consultant for Consulting Services as set forth in Schedule 2.

3.1.2	All payments shall be made for Consulting Services carried out in accordance with this Agreement and all Applicable Laws governing such Consulting Services.

3.1.3

The Consultant acknowledges that the amounts to be paid by SPONSOR under this Agreement represent reasonable, fair market value compensation for the work performed and the Consultant has received no other compensation or other inducement in connection with this Agreement or its participation in Consulting Services for the Study. Except with respect to those expenses set out in Schedule 2, Consultant acknowledges and agrees that the payments made by SPONSOR under this Agreement represent SPONSOR’s total financial obligations under this Agreement, and fully cover the cost of conducting the Consulting Services for the Study.

3.3	Compensation/Reconciliation Upon Early Termination

If the Study is discontinued for any reason it is agreed that the compensation paid or to be paid, shall be prorated based on actual work performed pursuant to this Agreement. Any funds not due under this calculation, but already paid, shall be returned to SPONSOR, less reasonable non-cancelable third party expenditures set forth in Schedule 2 and incurred by Consultant, subject to an obligation on the Consultant to mitigate any loss, for the purpose of conducting Consulting Services for the Study, within thirty (30) days of the termination date.

3.4	All Costs

3.4.1	Payment will be remitted to Consultant according to the compensation and payment terms set forth in Schedule 2.

3.4.2

The payments set forth in Schedule 2 represent all Consulting Services costs for the Study, and no other moneys shall be payable, unless otherwise approved by SPONSOR in writing. All amounts payable by SPONSOR under this Agreement are stated inclusive of any tax, which CONSULTANT may be obligated to pay.

3.4.3

The CONSULTANT shall provide SPONSOR with a completed and signed SPONSOR-specific Form W-9 prior to any payments being made under this Agreement. In the event of a conflict between the Payee and Tax Identification Number set forth in Schedule 3 and the SPONSOR-specific Form W-9, the SPONSOR-specific Form W-9 shall control.

BioCardia CardiAMP Study Steering Committee Consulting Agr Dr. Eric Duckers

3.4	Budget Non-Disclosure

The Consultant shall consider all budget information as Confidential Information and will discuss such information exclusively with SPONSOR except where required by applicable law. Any other discussion of this Agreement or its budget terms with any third party may result in the discontinuation of the Consulting Services provided by Consultant, with no further obligation of SPONSOR to the Consultant.

3.6	Transparency

SPONSOR may disclose for any lawful purpose, within their sole discretion, the terms of this Agreement, including without limitation, the total compensation (including fees and expenses) payable or paid pursuant to this Agreement.  The parties acknowledge and agree that certain federal, state, and local laws, rules, and regulations (including, but not limited to the Patient Protection and Affordable Care Act (42 U.S.C. § 1320a-7h (amending Part A of Title XI of the Social Security Act by adding section 1128G) (2010)) may require disclosure of certain information relating to this Agreement, the relationship between the parties, and payments made hereunder. Consultant agrees that Sponsor is authorized to make such disclosures, to the fullest extent it deems necessary, to comply with such law, rule, and/or regulation. Consultant further agrees to cooperate with such disclosure by Sponsor.

4.	Relationship of the Parties

The status of a Party under this Agreement shall be that of an independent contractor. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, employment or agency relationship between the Parties or, except as otherwise expressly provided in this Agreement, as granting either Party the authority to bind or contract any obligation in the name of or on the account of the other Party or to make any statements, representations, warranties or commitments on behalf of the other Party.

Consultant agrees that neither this Agreement nor the Consulting Services performed hereunder will entitle Consultant to participate in or accrue or receive benefits under any employee benefits plans, group insurance plans or programs, or any other arrangement, program, or policy maintained by SPONSOR that provides employee benefits. The Consultant will be solely and unconditionally responsible for paying any and all taxes and assessments relating to any income or other consideration that the Consultant derives from this Agreement. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

For the avoidance of doubt, the Consultant’s status in respect of the SPONSOR shall be that of an independent contractor.

BioCardia CardiAMP Study Steering Committee Consulting Agr Dr. Eric Duckers

5.	Intellectual Property

5.1

Ownership Any inventions, ideas, discoveries, processes, know-how, trade secrets, data, reports, conclusions, findings, original works, concepts, devices, new uses, improvements, modifications, patents and/or other intellectual property relating to the Study Device, Sponsor’s Confidential Information, or otherwise arising from or out of the Study or the Consulting Services, whether patentable or copyrightable or not, conceived, generated or first reduced to practice, as the case may be, during the term of this Agreement (hereinafter called “Inventions”), shall, without further remuneration for the Consultant, be the property of the SPONSOR. All Inventions and all original works of authorship relating to or arising out of the Study, the Consulting Services, the Study Device (including, but not limited to, any derivations, modifications, or alternative or new uses therefor), intellectual property, or Confidential Information, made or conceived by the Consultant during the term of this Agreement and for one (1) year thereafter shall be works made for hire and shall become and remain the sole and exclusive property of the Sponsor. To the extent that ownership of such Inventions and original works of authorship does not automatically vest in the Sponsor, the Consultant hereby transfers and assigns to the Sponsor all right, title and interest in and to the same, whether or not patent or copyright applications are filed thereon.

5.2	Disclosure The Consultant shall promptly disclose to SPONSOR and/or the SPONSOR, in writing, any Invention and/or works of authorship.

5.3

Cooperation The Consultant shall take all such actions throughout the term of this Agreement and thereafter as shall be necessary in order to ensure that the Inventions may be vested free of encumbrance in the SPONSOR in accordance with Section 5.1 above. The Consultant shall further cooperate with the SPONSOR, at the SPONSOR’s reasonable expense, by promptly executing any documents or carrying out any acts that may be required to vest the rights in or to Inventions in the SPONSOR and otherwise to enable the SPONSOR fully to protect its intellectual property.

5.4

Background Rights For the avoidance of doubt all intellectual property rights and rights of a similar nature owned by or licensed to a Party prior to the date of this Agreement shall remain that Party’s property.

6.	Confidential Information

6.1

The Consultant agrees that he or she will have access to, or become acquainted with, Confidential Information of SPONSOR. Confidential Information may be disclosed to Consultant either orally, visually, in writing, by delivery of materials containing Confidential Information or in any other form or medium. The Consultant will keep Confidential Information in strict confidence, will use Confidential Information only in connection with the performance of the Consulting Services, and will not, during or after the Term, without SPONSOR’s prior written consent, disclose, disseminate or otherwise make available or allow access to Confidential Information to any third party. If the Consultant becomes aware of disclosure or misuse, he or she will immediately notify SPONSOR and take reasonable steps to prevent further disclosure or misuse, as requested by SPONSOR.

BioCardia CardiAMP Study Steering Committee Consulting Agr Dr. Eric Duckers

6.2

The obligations of non-disclosure do not apply where the Consultant can prove by competent written evidence (a) the Confidential Information was known to the Consultant prior to the Effective Date and that was not subject to any confidentiality restrictions, (b) the Confidential Information was lawfully obtained from a third party without any confidentiality obligations, or (c) the Confidential Information is or becomes part of the public domain through no fault of the Consultant.

6.3

Notwithstanding Section 6.1, if the Consultant is requested to disclose Confidential Information by a lawful, judicial, or government order, the Consultant will immediately notify SPONSOR to permit SPONSOR to defend against any such order of disclosure, and Consultant will assist in such defense to the extent permitted by law.

6.4

The obligations of nondisclosure set forth in this section 6 will commence upon the Effective Date and shall survive and continue for ten (10) years after the expiration or earlier termination of this Agreement.

7.	Subcontractors

7.1

The Consultant shall not engage or make use of subcontractors for the purpose of providing the Consulting Services or any other obligations under this Agreement except as expressly authorized by SPONSOR in writing. Any such permitted subcontract shall be subject to the applicable terms and conditions of this Agreement, and, upon SPONSOR’s request, the Consultant shall require any such subcontractor to enter into an agreement, pursuant to which the terms and conditions of this Agreement shall apply directly between such subcontractor and SPONSOR prior to disclosing to such subcontractor any Confidential Information, provided, however, that no such subcontract shall release the Consultant from any of its obligations under this Agreement except to the extent such obligations are satisfactorily performed by such subcontractor in accordance with this Agreement.

7.2

SPONSOR may subcontract with an independent third party Contract Research Organization (“CRO”), as shall be more specifically identified in writing by Sponsor. CRO may perform some of SPONSOR’s obligations under this Agreement on SPONSOR’s behalf, as may be more specifically set forth in writing by Sponsor, including but not limited to, invoicing and administering and making payments to Steering Committee advisors, facilitating, assisting in, and monitoring the performance of the Steering Committee advisors, providing, collecting, receiving, generating and storing information on SPONSOR’s behalf. Notwithstanding SPONSOR’s use of the CRO, all obligations of Consultant under this Agreement are owed to SPONSOR and any payments made under this Agreement, whether made by SPONSOR or CRO, shall be attributable to SPONSOR. SPONSOR may, in its sole discretion, replace, cease to use, or modify the duties of CRO at any time and in such event, will provide Consultant with written notice of such replacement, modification of duties or termination. In no event shall CRO have the authority to amend, modify, terminate, or waive any rights under this Agreement on behalf of SPONSOR or otherwise enter into a legally binding agreement on behalf of SPONSOR.

BioCardia CardiAMP Study Steering Committee Consulting Agr Dr. Eric Duckers

8.	Use of Name

Each Party shall not mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other Party in any publication, press release, promotional material or other form of publicity without the prior written consent of the other Party in each instance (which shall not be unreasonably withheld). The restrictions imposed by this Section shall not prohibit either Party from making any disclosure identifying the other Party that is required by Applicable Law or the requirements of a regulatory body, provided that any such disclosure shall be governed by Section 6. Furthermore, the Consultant shall not mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of SPONSOR in any publication, press release, promotional material or other form of publicity without the prior written consent of SPONSOR in each instance (which shall not be unreasonably withheld).

9.	Representations, Warranties and Covenants of Consultant

The Consultant represents and warrants to SPONSOR that:

(a)

he/she has full power and authority, and has taken all necessary actions and has obtained all necessary authorizations, licenses, consents and approvals required, to execute and perform this Agreement;

(b)

his/her retention as a consultant by SPONSOR and his/her performance of the Consulting Services do not, and will not, breach any agreement that obligates Consultant to keep in confidence any trade secrets or Confidential Information and refrain from competing, directly or indirectly, with the business of any other party;

(c)

(i) neither he/she nor any of his/her personnel engaged in the Consulting Services has been debarred, is subject to debarment or has otherwise been disqualified or suspended from performing scientific or clinical investigation, or is the subject of an action or investigation that could lead to the debarment or disqualification of Consultant, or otherwise subjected to any restrictions or sanctions by the FDA or any other governmental or regulatory authority or professional body with respect to the performance of scientific or clinical investigations (a “Debarred Person”), (ii) the Consultant shall not use in any capacity, in connection with the Consulting Services, any Debarred Person, and (iii) in the event that Consultant or any of Consultant’s personnel become a Debarred Person, Consultant shall immediately notify SPONSOR and SPONSOR may immediately terminate this Agreement;

(d)

if a governmental or regulatory authority conducts or gives notice of its intent to conduct an audit/inspection relating to services provided by the Consultant, the Consultant will give notice to SPONSOR of not less than three (3) business days and permit SPONSOR and/or the SPONSOR to be present at, and participate in, the inspection;

(e)	he/she shall conduct the Consulting Services in accordance with all Applicable Laws, the Study Protocol, and this Agreement;

BioCardia CardiAMP Study Steering Committee Consulting Agr Dr. Eric Duckers

(f)	he/she has truthfully and accurately completed and certified the Certification of Financial Interests and Disclosure of Financial Interest statements contained in Schedules 4 and 5; and

(g)

he/she has no financial, scientific or regulatory conflicts of interest in carrying out the Consulting Services under this Agreement or is not prohibited from entering this Agreement. During the course of this Agreement, the Consultant is required to disclose to SPONSOR and to such Steering Committee (SC) as may be appointed by the SPONSOR in accordance with Steering Committee Charter, any consulting agreements and/or any financial interests, he/she may have in the SPONSOR or any interests the Consultant is required to disclose under the SC Charter. The Consultant shall provide information about other concurrent Steering committee or endpoint adjudication committee membership or potential conflicts of interest where requested by SPONSOR and/or the SC.

10.	Termination; Effect of Termination

10.1	Termination for Breach. Either party may terminate the Agreement by upon thirty (30) days prior written notice at any time for any reason.

10.2

Effect of Termination Upon termination of this Agreement by SPONSOR, the Consultant shall promptly cease performance of his or her obligations under this Agreement. The expiration or termination of this Agreement shall be without prejudice to any rights or obligations of the Parties that may have accrued prior to the termination and, except as otherwise expressly provided herein, shall not limit any rights or remedies which may be available by law or otherwise.

10.3.1

Upon the termination or expiration of this Agreement, the Consultant shall at SPONSOR’s option and direction, either destroy or return to SPONSOR all Confidential Information received from SPONSOR and, upon SPONSOR’s request, certify Consultant’s destruction or return of all such Confidential Information.

10.3.2

In the event of such termination, the Consultant will be entitled to receive (a) any compensation due and payable under Section 3 but not yet paid as of the effective date of termination, and (b) payment of reasonable and necessary out-of-pocket expenses reimbursable under Section 3 that are paid or incurred by the Consultant prior to the effective date of termination.

10.3.3

Any invoice, together with the other information required pursuant to Section 3, must be received no later than thirty (30) days after the effective date of termination. Such payments will constitute full and complete settlement of all claims of the Consultant against SPONSOR in connection with this Agreement.

BioCardia CardiAMP Study Steering Committee Consulting Agr Dr. Eric Duckers

11.	Assignment

The Consultant may not assign his or her rights and/or delegate his or her obligations under this Agreement without the prior written consent of SPONSOR, which consent shall not be unreasonably withheld. SPONSOR shall have the power to assign this Agreement to the its affiliates without the Consultant’s consent.

12.	Governing Law and Jurisdiction

This Agreement, and all disputes and/or claims arising under this Agreement, shall be interpreted and governed by the laws of California, without regard to conflict of laws principles.

13.	Notices

Any notice or other communication permitted or required under this Agreement shall be in writing and be deemed received only if hand delivered, sent by overnight delivery service or mailed by certified or registered mail to the following addresses:

If to SPONSOR

BioCardia, Inc.

125 Shoreway Road, Suite B

San Carlos, California 94070

Attention: Peter Altman

If to the Consultant

Dr. Eric Duckers

14.	Survival

The respective rights and obligations of the parties in Sections 3.6, 5, 6, 7, 8, 9, 10, 12, 13, 15, and this Section 14 will survive the termination or expiration of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

15.	Entire Agreement and Amendment

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of the Agreement. This Agreement supersedes all prior agreements, whether written or oral, with respect to the subject matter of the Agreement. Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in this Agreement. Nothing in this Agreement is intended to limit or exclude any liability for fraud. All Schedules and Attachments referred to in this Agreement are intended to be and are hereby specifically incorporated into and made a part of this Agreement. No modification will be effective unless in writing and signed by authorized representatives of both Parties.

BioCardia CardiAMP Study Steering Committee Consulting Agr Dr. Eric Duckers

16.	Anti- Bribery and Anti-Corruption

Consultant acknowledges that certain federal, state and local laws, rules and regulations (including, but not limited to, the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.), the Stark (“Self-Referral”) Law (42 U.S.C. §§ 1395nn, et seq.), and the Anti-Kickback Statute (42 U.S.C. §§ 1320a-7b(b), et seq.) ) may impose fines or penalties on Sponsor in the event Sponsor or others acting on its behalf make payments, remuneration, compensation, or referrals in contravention thereof. Consultant agrees that it shall not engage in any activities, directly or indirectly, in its performance under this Agreement that would cause it or Sponsor to be in violation of these or similar laws, rules, or regulations. Consultant further agrees, upon reasonable request of Sponsor, to give Sponsor reasonable written assurance and cooperation to assure Sponsor that Consultant has done nothing to cause liability to Sponsor under the above-mentioned laws, rules and regulations.

BioCardia CardiAMP Study Steering Committee Consulting Agr Dr. Eric Duckers

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

SPONSOR:

   /s/ Peter A. Altman

Name: Peter A Altman

Title: CEO

Consultant:

  /s/ Henricus J. Duckers

Name: Dr. Eric Duckers

Title: Consultant

BioCardia CardiAMP Study Steering Committee Consulting Agr Dr. Eric Duckers

Schedule 1

Consulting Services

Consulting Services to be provided for the duration of the Study shall include but not be limited to the following:

Steering Committee Advisor

●	Attendance at meetings and/ or telephone conferences including but not limited to Steering Committee (SC) organizational, data review, and post-study meetings;

●	Attendance at any other meetings that may be necessary from time to time;

●	Assist as a advisor of the SC in reviewing final study results;

●

Review all materials provided to the Consultant in advance of the above meetings. In relation to closed sessions of the SC meetings, the Consultant shall not retain, collect and/or copy any materials provided to the Consultant for the purpose of a closed session of the SC meeting.

●	Assist as a advisor of the SC in issuing and making recommendations regarding any aspect of the conduct or design of the Study;

●	Review study information and interim results;

●	Review all minutes of meetings received;

●	Liaise with SPONSOR Support Group where required, and

●	Carry out all duties and tasks necessary to carry out the role as an advisor of the SC for the Study.

BioCardia CardiAMP Study Steering Committee Consulting Agr Dr. Eric Duckers

Schedule 2

PAYMENT SCHEDULE AND PAYMENT TERMS

1.1	Steering Committee Consultant Fees. During the term of this Agreement, SPONSOR will pay the Contractor an hourly rate of $400 per hour for meeting attendance or preparation of meeting attendance.

a.

Consultant will request payment by submitting an invoice to SPONSOR that identifies the date and nature of the Consulting Services rendered, the time spent by Consultant performing Services, and the total Consultant Fees earned.

b.	Consultant will submit an invoice no later than 30 days after Consulting Services detailed in the invoice have been rendered.

c.	SPONSOR will pay per Consultant Fees within 30 days after receipt of the invoice, unless there is a good faith dispute regarding any of the charges therein.

1.2

Pass-Through Expenses. SPONSOR will reimburse Consultant for reasonable and necessary travel expenses for travel required to perform Consulting Services and for certain other out-of-pocket expenses that have been prospectively approved, in writing, by SPONSOR (collectively, “Pass-Through Expenses”). It is agreed on that travel costs for intercontinental flights using “business class” and for flights within EU “economy class” will be reimbursed and that travel time will not be reimbursed.

a.

Consultant will submit an invoice to SPONSOR within 30 days after incurring an authorized Pass-Through Expense. Consultant will include on the invoice a detailed accounting of the Pass-Through Expenses, accompanied by copies of the receipts.

b.	SPONSOR will reimburse Pass-Through Expenses within 30 days after receipt of the invoice and accompanying receipts, unless there is a good faith dispute regarding any of the expenses therein.

1.3	Total Amount Payable. The total amount of Consulting Fees payable under this Agreement (exclusive of Pass-Through Expenses) shall not exceed $1,000 per month.

1.4

Final Invoices. Consultant will submit final invoices within 60 days after expiration or termination of this Agreement. Unless SPONSOR authorizes later submission, in writing, SPONSOR has no obligation to pay invoices received later than 90 days after expiration or termination of this Agreement.

1.5	Invoices should be sent to:

BioCardia, Inc.
125 Shoreway Rd Suite B
San Carlos, CA 94070

Attn: Accounts Payable

e-mail:

With a copies to:

BioCardia CardiAMP Study Steering Committee Consulting Agr Dr. Eric Duckers

Schedule 3

CERTIFICATION OF FINANCIAL INTEREST

Title of Clinical Study:	Randomized Controlled Pivotal Trial of Autologous Bone Marrow Mononuclear Cells Using the CardiAMP System in Patients with Post Myocardial Infarction Heart Failure (CardiAMP Heart Failure Trial)

Investigational Device:	The BioCardia® CardiAMP™ System, consisting of the CardiAMP cell separator and autologous bone marrow mononuclear cells delivered using the Helix transendocardial delivery catheter

Sponsor:	BioCardia, Inc.
125 Shoreway Rd Suite B
San Carlos, CA 94070

Consultant:

As a Steering Committee (SC) consultant for the Study, I certify that I, my spouse or dependent children (check the appropriate box for each statement):

[ ] Have [ X ] Do not have	Have an ownership interest, stock options, or other financial interest (i.e., equity interest) in the Sponsor (public or non-public) that owns the Investigational Device being evaluated in the Study.

[ ] Have [ X ] Do not have

Have property or other financial interest (i.e., proprietary interest) in the Investigational Device being evaluated in the Study; including, but not limited to, a patent or patent interest, trademark, copyright, licensing agreement, or any arrangement tied to a current or future right to receive royalties associated with the development or eventual commercialization of the Investigational Device.

[ ] Have [X ] Do not have

Receive payments from the Sponsor that owns the respective Investigational Device during the term of the conduct of the Study; nor do I anticipate receiving payments from the Sponsor during a 1 year period following completion of the Study.   Applicable payments (i.e., financial interest) include, but are not limited to, grants to fund projects or research or compensation in the form of monetary payments, equipment, or retainers for consultation or honoraria.

If the response to any of the above statements is affirmative, completion of the Disclosure of Financial Interest is required.

Eric Duckers
Name of Consultant (Printed or Typed)

/s/ Henricus J. Duckers	2/15/2021
Signature of Consultant	Date

BioCardia CardiAMP Study Steering Committee Consulting Agr Dr. Eric Duckers

Schedule 5

DISCLOSURE OF FINANCIAL INTEREST

Title of Clinical Study:	Randomized Controlled Pivotal Trial of Autologous Bone Marrow Mononuclear Cells Using the CardiAMP System in Patients with Post Myocardial Infarction Heart Failure (CardiAMP Heart Failure Trial)

Investigational Device:	The BioCardia® CardiAMP™ System, consisting of the CardiAMP cell separator and autologous bone marrow mononuclear cells delivered using the Helix transendocardial delivery catheter

Sponsor:	BioCardia, Inc.
125 Shoreway Rd Suite B
San Carlos, CA 94070

Consultant:	Henricus J. Duckers

As a Steering Committee (SC) consultant for the Study, I hereby disclose that I, my spouse, or dependent children have participated in financial arrangements or hold financial interests, as follows: (Check all applicable boxes.)

[ ]

any financial arrangement entered into between the Sponsor of the Study, whereby the value of the compensation to me for conducting or participating in the clinical study could be influenced by the outcome of the study;

[ ]

any significant payments (i.e. financial interests) of other sorts from the Sponsor of the Study that have a cumulative monetary value of $25,000 or more, including, but not limited to payments, retainers, and honoraria from Sponsor for participant on committees, providing consultation, or serving as a preceptor, grants to fund ongoing research (e.g., grants to Consultant or institution to fund Consultant’s ongoing research), compensation in the form of equipment, or honoraria;

[ ]	any proprietary interest in the Investigational Device being evaluated in the Study, including but not limited to a patent, trademark, copyright or licensing agreement;

[ ]	any significant equity interest in the Sponsor of the Study held by me, my spouse or dependent children.

Attach to this form the details of your financial arrangements and interests.

Henricus J. Duckers
Name of Consultant (Printed or Typed)

/s/ Henricus J. Duckers	2/15/2021
Signature of Consultant	Date

1 A significant equity interest, as defined under 21 CFR Sec. 54.2(b), means:  (i) any ownership interest, stock options, or other financial interest whose value cannot be readily determined through reference to public prices (generally, interests in a non-publicly traded corporation); or (ii) or any equity in a publicly traded corporation that exceeds $50,000 during the time the Consultant is carrying out the study and for 1 year following completion of the study.

BioCardia CardiAMP Study Steering Committee Consulting Agr Dr. Eric Duckers